UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2017

WORTHINGTON ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52590 (Commission File Number)	20-1399613 (I.R.S. Employer Identification No.)

3136 MISSION GORGE ROAD, SUITE 111

SAN DIEGO, CA 92120

 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (858) 459-1133

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 – Bankruptcy or Receivership.

On March 16, 2018 the Board of Directors of the Company decided to go forward with a voluntary filing for Bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. The Company currently has total indebtedness of approximately $2,841,314 and assets of approximately $50.

In preparation for the Bankruptcy filing the Company is submitting a prepackaged Plan of Reorganization to all creditors and is soliciting their approval. The Plan calls for payments to creditors in the form of cash and stock, formation of a successor corporation, and acquisition by the successor of Smart Tech, a business developing and manufacturing automated reminder pill bottles and fiber optic cables for use with personal computers.

The Company will not send the Plan of Reorganization to shareholders for approval because shareholders will nether receive nor retain anything of value after the proposed reorganization. The absolute priority rule in bankruptcy specifies that equity holders should not receive or retain anything of value unless all creditors have been paid in full. Creditors will not be paid in full, therefore shareholders will not receive or retain anything of value. As a result, shareholders are not permitted to vote on the Plan and are deemed to have rejected the Plan.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 14, 2018, Mr. Charles Volk resigned from his position as CEO of the Company; he remains a Director of the Company. There was no dispute between Mr. Volk and the Company, nor between Mr. Volk and his successor.

Also on March 14, 2018, the Directors of the Company appointed Mr. Al Kau as Director and CEO of the Company.

Mr. Kau, age 77, has been an independent consultant advising companies on finance and financing opportunities in both the public and private markets since 1994. While continuing his consulting business he founded the Southern California Investment Association (SCIA) in 2000 and headed it until 2010. Over the years the SCIA has organized and hosted meetings and presentations between hundreds of small public and private companies and angel investors, venture firms, commercial lenders and investment banking firms. Prior to becoming an independent consultant he was an officer and minority owner of International Trading Group, a commodities futures brokerage, from 1977 to1993.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Al Kau

Al Kau

CEO and Director

Date:      March 16, 2018